Exhibit 99.1

Press Release

iStar Announces Third Quarter 2015 Results

•            Adjusted income allocable to common shareholders was $28 million, or $0.25 per diluted common share.

•            Repurchased 3.2 million shares, net, of common stock and common stock equivalents for $30 million in cash; authorization for additional repurchases increased to $50 million.

NEW YORK, November 3, 2015

iStar (NYSE: STAR) today reported results for the third quarter ended September 30, 2015.

Third Quarter 2015 Results

iStar reported adjusted income allocable to common shareholders for the third quarter of $27.8 million, or $0.25 per diluted common share, compared to $57.7 million, or $0.48 per diluted common share for the third quarter 2014. The largest driver of the year-over-year difference was the recognition of $33.4 million of additional equity method earnings in the third quarter of last year associated with the sale of one investment.

Adjusted income represents net income computed in accordance with GAAP, prior to the effects of certain non-cash items. Please see the financial tables that follow the text of this press release for the Company’s calculations of adjusted income and reconciliation to GAAP net income (loss).

Net income (loss) allocable to common shareholders for the third quarter was $(6.1) million, or $(0.07) per diluted common share, compared to $22.3 million, or $0.21 per diluted common share for the third quarter 2014.

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Investment Activity

iStar funded a total of $219.2 million during the quarter associated with new investments, prior financing commitments and ongoing development.

iStar generated $283.2 million of total proceeds from repayments and sales during the third quarter, ending the quarter with $656.7 million of available cash.

Portfolio Overview

At September 30, 2015, the Company’s portfolio totaled $5.17 billion, which is gross of $478.6 million of accumulated depreciation and $33.0 million of general loan loss reserves.

Real Estate Finance

At September 30, 2015, the Company’s real estate finance portfolio totaled $1.62 billion, gross of general loan loss reserves.  The portfolio included $1.54 billion of performing loans with a weighted average maturity of 2.5 years. The performing loans were comprised of $823.5 million of first mortgages / senior loans and $712.3 million of mezzanine / subordinated debt. The performing loans had a weighted average last dollar loan-to-value ratio of 67% and generated an 8.7% yield for the quarter. During the quarter, the Company invested $168.5 million and received $164.5 million of proceeds within its real estate finance portfolio.

At September 30, 2015, the Company’s non-performing loans (NPLs) had a carrying value of $82.6 million, which was essentially flat from the second quarter. The Company recorded a $7.5 million provision for loan losses during the quarter, primarily associated with general reserves related to new loan originations. At September 30, 2015, loan loss reserves totaled $128.6 million, comprised of $33.0 million of general reserves and $95.5 million of asset specific reserves.

Net Lease

At the end of the quarter, iStar’s net lease portfolio totaled $1.61 billion, gross of $386.2 million of accumulated depreciation. During the quarter, the Company received $15.2 million of sales proceeds from its net lease portfolio and recorded a $6.9 million gain associated with these sales.

The Company’s net lease portfolio totaled 18 million square feet across 33 states. Occupancy for the portfolio was 96% at the end of the quarter, with a weighted average remaining lease term of 14.8 years. The total net lease portfolio generated an unleveraged yield of 7.8% for the quarter.

Operating Properties

At the end of the quarter, iStar’s operating properties portfolio totaled $706.0 million, gross of $82.8 million of accumulated depreciation, and was comprised of $573.1 million of commercial and $132.8 million of residential real estate properties. During the quarter, the Company invested $21.6 million within its operating properties portfolio and received $79.9 million of proceeds from sales.

Commercial Operating Properties

The Company’s commercial operating properties represent a diverse pool of assets across a broad range of geographies and collateral types including office, retail and hotel properties. These properties generated $25.4 million of revenue offset by $19.5 million of expenses during the quarter. iStar generally seeks to reposition or redevelop these assets with the objective of maximizing their values through the infusion of capital and/or intensive asset management efforts.

At the end of the quarter, the Company had $111.8 million of stabilized commercial operating properties that were 87% leased and generated an unleveraged yield of 7.8% for the quarter. The remainder of the commercial operating portfolio was comprised of $461.3 million of transitional properties that were 59% leased and generated an unleveraged yield of 2.7% for the quarter. iStar is actively working to lease up and stabilize these properties.

During the quarter, the Company executed commercial operating property leases covering approximately 350,000 square feet. In addition, the Company sold a transitional commercial operating property for $68.5 million to a venture in which the Company owns a 50% interest and recorded a $13.6 million gain on the 50% interest sold. The venture partner will utilize its local expertise to further build on iStar’s leasing efforts and operate the property.

Residential Operating Properties

At the end of the quarter, the residential operating portfolio was comprised of condominium units generally located within luxury projects in major U.S. cities. During the quarter, iStar sold 23 condominium units, resulting in $24.6 million of proceeds and recorded $6.8 million of income, offset by $2.9 million of expenses.

Land & Development

At the end of the quarter, the Company’s land & development portfolio totaled $1.15 billion and was comprised of 11 master planned community projects, 15 urban infill land parcels and six waterfront land parcels located throughout the United States.

Master planned communities represent large-scale residential projects that the Company will entitle, plan and/or develop. These projects are currently entitled for approximately 24,000 lots and residential/hotel units. The remainder of the Company’s land includes infill and waterfront parcels located in and around major cities that the Company intends to sell itself or in partnership with commercial real estate developers. These projects are currently entitled for over 7,000 lots and residential/hotel units, and select projects include commercial, retail and office uses.

At September 30, 2015, the Company had seven land projects in production, 12 in development and 13 in the pre-development phase. During the quarter, the Company invested $25.5 million in its land portfolio.

Land activity expanded in the third quarter as sales at projects in production increased and several new developments were announced. For the quarter, the Company’s land and development portfolio generated gross margin and earnings from equity method investments totaling $10.3 million. This included $14.3 million of revenues, offset by $10.7 million of cost of sales, and $6.7 million from land development equity method investments. For the same period last year, the Company’s gross margin and earnings from equity method investments totaled $0.7 million.

The Company also announced the next three new developments in Asbury Park, NJ. The first of these projects is The Asbury, a 110-key boutique hotel designed by Stonehill & Taylor Architects. Currently under construction and scheduled to open in early summer 2016, The Asbury will be the first new hotel in Asbury Park in more than 30 years.  iStar’s next residential development is Monroe, a 34-unit condominium project designed by Miami architect Chad Oppenheim and expected to open in the summer of 2016. Lastly, the Company will develop 1101 Ocean, a landmark mixed-use hotel/condominium/retail project, currently being designed by New York’s Handel Architects. This 16-story tower will include a 56-key luxury boutique hotel, 128 residential condominiums and nearly 22,000 square feet of street-front retail space.

Capital Markets

The Company repurchased 100% of its outstanding high performance units (HPUs), which represent 2.8 million common stock equivalents, through an exchange offer for total consideration of $9.8 million in cash and 1.2 million newly issued shares of common stock. The HPUs previously accounted for approximately 3% of common equity and were allocated approximately 3% of the Company’s earnings.

Subsequently, the Company repurchased 1.6 million shares of common stock during the quarter for $19.7 million, at an average price of $12.15 per share through the Company’s stock repurchase program. On September 18, the Board of Directors approved an increase in the stock repurchase program to $50.0 million. The repurchase program authorizes the Company to repurchase its common stock from time to time in the open market, through privately negotiated transactions and through one or more trading plans.

In total, during the quarter the Company reduced its common stock and common stock equivalents by 3.2 million shares for $29.5 million in cash.

The Company’s weighted average cost of debt for the third quarter was 5.4%, down from 5.5% for the third quarter of last year. The Company’s leverage remained at 2.0x at September 30, 2015, at the low end of the Company’s targeted range of 2.0x – 2.5x. Please see the financial tables that follow the text of this press release for a calculation of the Company’s leverage.

•                                          •                                          •

iStar (NYSE: STAR) finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. Building on over two decades of experience and more than $35 billion of transactions, iStar brings uncommon capabilities and new ways of thinking to commercial real estate and adapts its investment strategy to changing market conditions. The Company is structured as a real estate investment trust (“REIT”), with a diversified portfolio focused on larger assets located in major metropolitan markets.

iStar will hold a quarterly earnings conference call at 10:00 a.m. ET today, November 3, 2015. This conference call will be broadcast live over the internet and can be accessed by all interested parties through iStar’s website, www.istar.com. To listen to the live call, please go to the website’s “Investor” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on iStar’s website.

Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar’s expectations include general economic conditions and conditions in the commercial real estate and credit markets, the Company’s ability to generate liquidity and to repay indebtedness as it comes due, additional loan loss provisions, the amount and timing of asset sales, changes in NPLs, repayment levels, the Company’s ability to make new investments, the Company’s ability to maintain compliance with its debt covenants, actual results of condominium sales meeting our expectations, the Company’s ability to generate income and gains from operating properties and land and other risks detailed from time to time in iStar SEC reports.

Company Contacts:

David M. DiStaso, Chief Financial Officer

Jason Fooks, Vice President of Investor Relations & Marketing

1114 Avenue of the Americas

New York, NY 10036

(212) 930-9400

investors@istar.com

iStar

Consolidated Statements of Operations

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUES
Operating lease income	$55,699	$60,691	$170,990	$183,766
Interest income	33,599	31,098	102,224	94,139
Other income	16,888	18,407	40,214	62,253
Land development revenue	14,301	3,290	29,101	11,920
Total revenues	$120,487	$113,486	$342,529	$352,078
COST AND EXPENSES
Interest expense	$56,880	$55,424	$167,336	$169,410
Real estate expense	35,154	41,285	111,143	124,452
Land development cost of sales	10,686	2,763	22,828	10,028
Depreciation and amortization	15,787	17,722	49,804	55,157
General and administrative(1)	21,181	23,377	62,520	69,788
Provision for (recovery of) loan losses	7,500	(673)	30,944	(6,865)
Impairment of assets	3,916	15,462	5,590	21,741
Other expense (income)	3,334	(285)	6,345	4,626
Total costs and expenses	$154,438	$155,075	$456,510	$448,337
Income (loss) before earnings from equity method investments and other items	$(33,951)	$(41,589)	$(113,981)	$(96,259)
Loss on early extinguishment of debt	(67)	(186)	(279)	(24,953)
Earnings from equity method investments	10,572	49,578	25,904	76,848
Income (loss) from continuing operations before income taxes	$(23,446)	$7,803	$(88,356)	$(44,364)
Income tax (expense) benefit	2,893	(103)	(3,796)	619
Income (loss) from continuing operations	$(20,553)	$7,700	$(92,152)	$(43,745)
Income from sales of real estate	26,511	27,791	66,021	61,465
Net income (loss)	$5,958	$35,491	$(26,131)	$17,720
Net (income) loss attributable to noncontrolling interests	706	412	3,176	(367)
Net income (loss) attributable to iStar	$6,664	$35,903	$(22,955)	$17,353
Preferred dividends	(12,830)	(12,830)	(38,490)	(38,490)
Net (income) loss allocable to HPU holders and Participating Security holders(2)	94	(746)	1,627	683
Net income (loss) allocable to common shareholders	$(6,072)	$22,327	$(59,818)	$(20,454)

(1) For the three months ended September 30, 2015 and 2014, includes $2,881 and $3,273 of stock-based compensation expense, respectively.  For the nine months ended September 30, 2015 and 2014, includes $10,066 and $8,544 of stock-based compensation expense, respectively.

(2) HPU Holders are current and former Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program. During the three months ended September 30, 2015, the Company repurchased and retired 100% of the outstanding HPU shares through an exchange offer. Participating Security holders are non-employee directors who hold common stock equivalents and restricted stock awards granted under the Company’s LTIP who are eligible to participate in dividends.

iStar

Earnings Per Share Information

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
EPS INFORMATION FOR COMMON SHARES
Income (loss) from continuing operations attributable to iStar(1)
Basic	$(0.07)	$0.26	$(0.70)	$(0.24)
Diluted	$(0.07)	$0.21	$(0.70)	$(0.24)
Net income (loss)
Basic	$(0.07)	$0.26	$(0.70)	$(0.24)
Diluted	$(0.07)	$0.21	$(0.70)	$(0.24)
Adjusted income
Basic	$0.32	$0.68	$0.54	$0.95
Diluted	$0.25	$0.48	$0.47	$0.74
Weighted average shares outstanding
Basic	85,766	85,163	85,602	84,967
Diluted (for net income per share)	85,766	130,160	85,602	84,967
Diluted (for adjusted income per share)	130,368	130,160	130,200	129,981
Common shares outstanding at end of period	85,179	85,172	85,179	85,172

EPS INFORMATION FOR HPU SHARES(2)
Income (loss) from continuing operations attributable to iStar(1)
Basic	$(13.41)	$49.60	$(132.19)	$(45.53)
Diluted	$(13.41)	$40.13	$(132.19)	$(45.53)
Net income (loss)
Basic	$(13.41)	$49.60	$(132.19)	$(45.53)
Diluted	$(13.41)	$40.13	$(132.19)	$(45.53)
Weighted average shares outstanding
Basic	7	15	12	15
Diluted	7	15	12	15

(1) Including preferred dividends, net (income) loss attributable to noncontrolling interests and income from sales of real estate.

(2) During the three months ended September 30, 2015, the Company repurchased and retired 100% of the outstanding HPU shares through an exchange offer.

iStar

Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of	As of
	September 30, 2015	December 31, 2014
ASSETS

Real estate
Real estate, at cost	$2,969,113	$3,145,563
Less: accumulated depreciation	(478,575)	(468,849)
Real estate, net	$2,490,538	$2,676,714
Real estate available and held for sale	296,591	285,982
	$2,787,129	$2,962,696
Loans receivable and other lending investments, net	1,585,399	1,377,843
Other investments	290,519	354,119
Cash and cash equivalents	656,742	472,061
Accrued interest and operating lease income receivable, net	15,533	16,367
Deferred operating lease income receivable	98,076	98,262
Deferred expenses and other assets, net	209,397	181,785
Total assets	$5,642,795	$5,463,133

LIABILITIES AND EQUITY

Accounts payable, accrued expenses and other liabilities	$190,029	$180,902
Loan participations payable, net	148,163	—
Debt obligations, net	4,144,817	4,022,684
Total liabilities	$4,483,009	$4,203,586

Redeemable noncontrolling interests	$11,577	$11,199

Total iStar shareholders’ equity	$1,102,402	$1,197,092
Noncontrolling interests	45,807	51,256
Total equity	$1,148,209	$1,248,348

Total liabilities and equity	$5,642,795	$5,463,133

iStar

Segment Analysis

(In thousands)

(unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015

	Real Estate Finance	Net Lease	Operating Properties	Land & Dev	Corporate / Other	Total
Operating lease income	$—	$37,379	$18,125	$195	$—	$55,699
Interest income	33,599	—	—	—	—	33,599
Other income	7,988	8	7,602	376	914	16,888
Land development revenue	—	—	—	14,301	—	14,301
Earnings (loss) from equity method investments	—	971	469	6,647	2,485	10,572
Income from sales of real estate	—	6,931	19,580	—	—	26,511
Total revenue and other earnings	$41,587	$45,289	$45,776	$21,519	$3,399	$157,570
Real estate expense	—	(5,473)	(22,448)	(7,233)	—	(35,154)
Land development cost of sales	—	—	—	(10,686)	—	(10,686)
Other expense	(2,039)	—	—	—	(1,295)	(3,334)
Allocated interest expense	(14,030)	(16,358)	(6,724)	(8,265)	(11,503)	(56,880)
Allocated general and administrative(1)	(3,527)	(4,209)	(1,841)	(3,233)	(5,490)	(18,300)
Segment profit (loss)	$21,991	$19,249	$14,763	$(7,898)	$(14,889)	$33,216

(1) Excludes $2,881 of stock-based compensation expense.

AS OF SEPTEMBER 30, 2015

	Real Estate Finance	Net Lease	Operating Properties	Land & Dev	Corporate / Other	Total
Real estate
Real estate, at cost	$—	$1,537,022	$557,548	$874,543	$—	$2,969,113
Less: accumulated depreciation	—	(386,225)	(82,821)	(9,529)	—	(478,575)
Real estate, net	$—	$1,150,797	$474,727	$865,014	$—	$2,490,538
Real estate available and held for sale	—	1,953	136,945	157,693	—	296,591
Total real estate	$—	$1,152,750	$611,672	$1,022,707	$—	$2,787,129
Loans receivable and other lending investments, net	1,585,399	—	—	—	—	1,585,399
Other investments	—	68,719	11,472	120,269	90,059	290,519
Total portfolio assets	$1,585,399	$1,221,469	$623,144	$1,142,976	$90,059	$4,663,047
Cash and other assets						979,748
Total assets						$5,642,795

iStar

Supplemental Information

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
ADJUSTED INCOME (1)
Reconciliation of Net Income to Adjusted Income
Net income (loss) allocable to common shareholders	$(6,072)	$22,327	$(59,818)	$(20,454)
Add: Depreciation and amortization	17,560	18,339	54,925	56,525
Add: Provision for (recovery of) loan losses	7,500	(673)	30,944	(6,865)
Add: Impairment of assets	6,398	15,462	12,409	21,741
Add: Stock-based compensation expense	2,881	3,273	10,066	8,544
Add: Loss on early extinguishment of debt	67	186	279	24,953
Less: HPU/Participating Security allocation	(525)	(1,183)	(2,876)	(3,390)
Adjusted income allocable to common shareholders	$27,809	$57,731	$45,929	$81,054

(1) Adjusted Income (loss) allocable to common shareholders should be examined in conjunction with net income (loss) as shown in the Consolidated Statements of Operations. This non-GAAP financial measure should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating this non-GAAP financial measure may differ from the calculations of similarly-titled measures by other companies. Management believes that it is useful to consider Adjusted Income because the adjustments are non-cash items that do not necessarily reflect an actual change in the long-term economic value or performance of our assets. Management considers this non-GAAP financial measure as supplemental information to net income in analyzing the performance of our underlying business. Depreciation and amortization includes our proportionate share of depreciation and amortization expense relating to equity method investments and excludes the portion of depreciation and amortization expense allocable to non-controlling interests. Impairment of assets includes impairments on cost and equity method investments recorded in other income and earnings from equity method investments, respectively.

iStar

Supplemental Information

(In thousands)

(unaudited)

Nine Months Ended September 30, 2015
OPERATING STATISTICS

Expense Ratio
General and administrative expenses - annualized (A)	$83,360
Average total assets (B)	$5,607,968
Expense Ratio (A) / (B)	1.5%

	As of
	9/30/2015
Leverage
Book debt	$4,144,817
Less: Cash and cash equivalents	(656,742)
Net book debt (C)	$3,488,075

Book equity	$1,148,209
Add: Accumulated depreciation and amortization(1)	526,802
Add: General loan loss reserves	33,038
Sum of book equity, accumulated D&A and general loan loss reserves (D)	$1,708,049
Leverage (C) / (D)	2.0	x

(1) Accumulated depreciation and amortization includes iStar’s proportionate share of accumulated depreciation and amortization relating to equity method investments.

iStar

Supplemental Information

(In thousands)

(unaudited)

As of
UNFUNDED COMMITMENTS	September 30, 2015
Performance-based commitments	$699,772
Strategic investments	45,890
Discretionary fundings	5,000
Total Unfunded Commitments	$750,662

	As of
LOAN RECEIVABLE CREDIT STATISTICS	September 30, 2015		December 31, 2014
Carrying value of NPLs / As a percentage of total carrying value of loans	$82,616	5.5%	$65,047	5.5%

Asset specific reserves for loan losses / As a percentage of gross carrying value of impaired loans(1)	$95,520	53.6%	$64,990	46.5%

Total reserve for loan losses / As a percentage of total gross carrying value of loans(1)	$128,558	7.9%	$98,490	7.6%

(1) Gross carrying value represents iStar’s carrying value of loans, gross of loan loss reserves.

iStar

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF SEPTEMBER 30, 2015(1)

Property Type	Real Estate Finance	Net Lease	Operating Properties	Land & Dev	Total	% of Total
Office / Industrial	$152	$900	$141	$—	$1,193	23%
Land & Development	28	—	—	1,153	1,181	23%
Mixed Use / Collateral	511	—	252	—	763	15%
Hotel	374	136	55	—	565	11%
Entertainment / Leisure	—	505	—	—	505	10%
Condominium	256	—	133	—	389	7%
Retail	87	57	125	—	269	5%
Other Property Types	210	10	—	—	220	4%
Strategic Investments	—	—	—	—	90	2%
Total	$1,618	$1,608	$706	$1,153	$5,175	100%

Geography	Real Estate Finance	Net Lease	Operating Properties	Land & Dev	Total	% of Total
Northeast	$908	$384	$—	$210	$1,502	29%
West	62	410	60	400	932	18%
Southeast	146	235	280	172	833	16%
Mid-Atlantic	226	140	141	201	708	14%
Southwest	56	216	143	150	565	11%
Central	150	80	55	7	292	6%
Various	70	143	27	13	253	4%
Strategic Investments	—	—	—	—	90	2%
Total	$1,618	$1,608	$706	$1,153	$5,175	100%

(1) Based on carrying value of the Company’s total investment portfolio, gross of accumulated depreciation and general loan loss reserves.

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